Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

-------------------------------------------------------------------------------

In re:

Trident Microsystems, Inc., et al.,[1]

Debtors.

-------------------------------------------------------------------------------

x : : : : : : : : x	Chapter 11 Case No. 12-10069 (CSS) (Jointly Administered)

DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN OF LIQUIDATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

DLA PIPER LLP (US) Stuart M. Brown (DE 4050) 919 North Market Street, Suite 1500 Wilmington, Delaware 19801 Telephone: (302) 468-5700 Facsimile: (302) 394-2341

            -and-

Richard A. Chesley (IL 6240877)

Kimberly D. Newmarch (DE 4340)

Chun I. Jang (DE 4790)

203 N. LaSalle Street, Suite 1900

Chicago, Illinois 60601

Telephone: (312) 368-4000

Facsimile: (312) 236-7516

Attorneys for Debtors and Debtors in Possession

Dated: December 10, 2012 Wilmington, Delaware

1	The Debtors are the following two entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses): Trident Microsystems, Inc. (6584) and Trident Microsystems (Far East) Ltd. The mailing address of each of the Debtors, solely for purposes of notices and communications, is 5201 Great America Parkway, Suite 320, Santa Clara, California 95054.

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

DEBTORS’ MODIFIED SECOND AMENDED JOINT PLAN OF LIQUIDATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Pursuant to the Bankruptcy Code,2 the Debtors and Debtors in Possession in the above-captioned cases hereby respectfully propose the following Debtors’ Modified Second Amended Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code.

ARTICLE I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1. “2004 Orders” means, collectively, (i) Agreed Order Granting in Part Motion of Statutory Committee of Equity Security Holders for Order Pursuant to Bankruptcy Rule 2004 and Local Bankruptcy Rule 2004-1 Directing the Examination of (I) NXP B.V., (II) NXP Semiconductors Netherlands B.V. and (III) NXP-Appointed Directors and in the Alternative Pursuant to 11 U.S.C. § 105(a) And Hague Convention for Authority to Issue Letters of Request for International Judicial Assistance, entered by the Bankruptcy Court on May 25, 2012 [D.I. 631] and (ii) Order Pursuant to Bankruptcy Rule 2004 and Local Bankruptcy Rule 2004.1 Directing the Examination of Debtors’ Former Director David Kerko and KKR & Co. L.P., entered by the Bankruptcy Court on August 20, 2012 [D.I. 887].

2. “Accrued Professional Compensation” means, at any given moment, all accrued and/or unpaid fees and expenses (including, without limitation, fees or expenses allowed or awarded by a Final Order of the Bankruptcy Court, the Cayman Court or any other court of competent jurisdiction) for legal, financial advisory, accounting, liquidation and other professional services and reimbursement of expenses of such professionals that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code or section 109 or 104(5) of the Cayman Companies Law, or otherwise rendered prior to the Effective Date, or thereafter including in connection with (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code; (b) motions seeking the enforcement of the provisions of the Plan or Confirmation Order, by all Professionals in the Chapter 11 Cases that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not previously been paid regardless of whether a fee application has been filed for any such amount; and (c) applications for allowance of Administrative Expenses arising under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(6) of the Bankruptcy Code. To the extent the Bankruptcy Court or any higher court denies by a Final Order any amount of a Professional’s fees or expenses, then those amounts shall no longer be Accrued Professional Compensation.

[2]	All capitalized terms not otherwise defined herein shall be subject to the definition of such capitalized terms in Article I.A. hereof.

3. “Administrative Claims” means Claims that have been timely filed before the Administrative Claims Bar Date, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, without limitation: the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises). Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with Article V.O. of the Plan. Notwithstanding anything to the contrary herein, the filing of an Administrative Claim shall not be required in order to receive payment for any tax liability described in sections 503(b)(1)(B) and (C) in accordance with section 503(b)(1)(D) of the Bankruptcy Code.

4. “Administrative Claims Bar Date” means the first Business Day that is thirty (30) days after the Effective Date and is the deadline for a holder of an Administrative Claim to file a request with the Bankruptcy Court for payment of such Administrative Claim in the manner indicated in Article II herein.

5. “Affiliate” means an (a) entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (b) corporation 20 percent or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by the debtor, or by an entity that directly or indirectly owns, controls, or holds with power to vote, 20 percent or more of the outstanding voting securities of the debtor, other than an entity that holds such securities (i) in a fiduciary or agency capacity without sole discretionary power to vote such securities; or (ii) solely to secure a debt, if such entity has not in fact exercised such power to vote; (c) person whose business is operated under a lease or operating agreement by a debtor, or person substantially all of whose property is operated under an operating agreement with the debtor; or (d) entity that operates the business or substantially all of the property of the debtor under a lease or operating agreement.

6. “Allowed” means, with respect to any Claim or Equity Interest against a Debtor, except as otherwise provided herein: (a) a Claim or Equity Interest that has been scheduled by the Debtors in their Schedules filed in the Chapter 11 Cases as other than disputed, contingent or unliquidated and as to which the Debtors or other parties-in-interest have not filed an objection by the Claims Objection Bar Date (in respect of Claims or Equity Interests against TMI only); (b) a Claim or Equity Interest filed in the Chapter 11 Cases and that either is not Disputed or has been allowed by a Final Order; (c) a Claim or Equity Interest, either scheduled or the subject of a proof of claim, against TMFE only that is not rejected by the TMFE Plan Administrator and/or the Cayman Court and that is not the subject of an appeal or an application to expunge in the Cayman Proceedings; or (d) a Claim or Equity Interest that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the entry of the Confirmation Order and approved by the Bankruptcy Court; (ii) in any stipulation with Debtors of amount and nature of Claim or Equity Interest executed on or after the entry of the Confirmation Order; or (iii) in or pursuant to any contract, instrument or other agreement entered into or assumed in connection herewith; or (d) a Claim or Equity Interest that is allowed pursuant to the terms of this Plan.

7. “Assumption Notice” means notice provided to counterparties of executory contracts to be assumed pursuant to Article VII of the Plan.

8. “Bankruptcy Code” means Articles 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

9. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

10. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated under 28 U.S.C. § 2075, the Local Rules of Bankruptcy Practice and Procedure of the U.S. Bankruptcy Court for the District of Delaware, the Local Rules of Civil Practice and Procedure of the U.S. District Court for the District of Delaware, and general orders and chambers procedures of the Bankruptcy Court, each as applicable to the Chapter 11 Cases and as amended from time to time.

11. “Bar Date Order” means that certain order of the Bankruptcy Court dated as of June 8, 2012, establishing July 13, 2012 as the general bar date for filing proofs of claim, with only those exceptions permitted thereby.

12. “Beneficiaries” means holders of Allowed Claims and Equity Interests entitled to receive Distributions from the Debtors under the Plan, whether or not such Claims or Equity Interests were Allowed Claims or Allowed Equity Interests on the Effective Date.

13. “Books and Records” means, with respect to a particular Debtor or the Debtors, all books and records of such Debtor(s), including, without limitation, all documents and communications of any kind, whether physical or electronic.

14. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Federal Rules of Bankruptcy Procedure 9006(a)).

15. “Cash” means cash and cash equivalents in certified or immediately available U.S. funds, including but not limited to bank deposits, checks and similar items.

16. “Causes of Action” means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of setoff, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims and crossclaims (including, without limitation, all claims and any avoidance, preference, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code) against any Person or Entity, based in law or equity, including, without limitation, under the Bankruptcy Code, whether direct, indirect, derivative or otherwise and whether asserted or unasserted as of the Effective Date.

17. “Cayman Committee” means the official committee of creditors appointed in the Cayman Proceedings.

18. “Cayman Companies Law” means the Companies Law (2011 Revision) of the Cayman Islands.

19. “Cayman Court” means the Grand Court of the Cayman Islands.

20. “Cayman Liquidators” means Eleanor Fisher and Gordon MacRae of Zolfo Cooper (Cayman) Limited, as the official liquidator(s) of TMFE appointed in the Cayman Proceedings.

21. “Cayman Proceedings” means the insolvency proceedings of TMFE commenced in the Cayman Court on January 4, 2012, Cause No. FSD 1 of 2012.

22. “Chapter 11 Cases” means the chapter 11 cases commenced when the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date and with the following case numbers: 12-10069 (CSS), and 12-10070 (CSS), which are jointly administered under case number 12-10069 (CSS).

23. “Claim” means (a) right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

24. “Claims Agent” means Kurtzman Carson Consultants LLC, the Bankruptcy Court appointed claims, noticing and balloting agent in these jointly administered Chapter 11 Cases.

25. “Claims Objection Bar Date” means the bar date for objecting to proofs of claim at TMI only, which shall be one hundred twenty (120) days after the Effective Date; provided, however, that the Debtors, the TMFE Plan Administrator or the TMI Responsible Person may seek additional extensions of this date from the Bankruptcy Court. A party requesting to extend the Claims Objection Bar Date may specify which entities may benefit from such an extension.

26. “Class” means a category of holders of Claims or Equity Interests as set forth in Article III herein and pursuant to section 1122(a) of the Bankruptcy Code.

27. “Committees” means, collectively, the Cayman Committee, the Creditors’ Committee and the Equity Committee.

28. “Companies Winding Up Rules” means the Cayman Islands Companies Winding Up Rules 2008 (as amended).

29. “Confirmation Date” means the date on which the Confirmation Order is entered by the Bankruptcy Court; provided, however, that in no event shall the Confirmation Date be later than December 15, 2012 unless such condition is otherwise waived pursuant to Article VIII.C of the Plan.

30. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance satisfactory to the Creditors Committee, Equity Committee and the Cayman Liquidators.

31. “Creditor” shall have the meaning in Bankruptcy Code § 101(10).

32. “Creditors Committee” means the Official Committee of Unsecured Creditors in the case of TMFE appointed by the U.S. Trustee.

33. “Date of Presentment” means the date on which the TMI Responsible Person commences Distributions to holders of Class 6 Equity Interests in TMI.

34. “D&O Insurance Policies” means all primary and excess insurance policies of the Debtors that provide for, among other things, coverage for liability related to the actions or omissions of the Debtors’ directors or officers.

35. “Debtors” means TMI and TMFE and where applicable, the Estates thereof.

36. “Disbursing Agent” means the person or entity empowered and authorized to make all Distributions pursuant to Article V.C herein.

37. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Second Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code, dated October 22, 2012, prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law, and approved by the Bankruptcy Court, as amended, supplemented or modified from time to time, and approved by the Bankruptcy Court.

38. “Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent, unless a proof of Claim has been filed in a liquidated, non-contingent amount; (b) as to which a Debtor, the TMFE Plan Administrator, the TMI Responsible Person or any other party in interest, including, without limitation, the Equity Committee and the Creditors Committee, has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or a request for a sanction order, an order for directions or an expungement order from the Cayman Court; (c) as to which the TMFE Plan Administrator has determined shall not be Allowed or not Allowed in full or (d) as otherwise disputed in accordance with applicable bankruptcy or insolvency law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order; provided, however, that for purposes of Distributions under the Plan, the TMI Responsible Person and the TMFE Plan Administrator shall have the power, up to and including the Claims Objection Bar Date (with such time limit being in respect of Claims at TMI only), to determine a Claim to be Disputed upon review of the claims register and the books and records and may cause the amendment of the Schedules to reflect any such determination.

39. “Disputed Claims Reserve” means the reserve funds created pursuant to Article VI.A. herein.

40. “Distributions” means the distributions of Cash to be made in accordance with the Plan.

41. “Divested Company Agreement” means that certain Divested Company Agreement by and between Koninkijke Philips Electronics N.V. and Trident Microsystems (Far East) Ltd., dated May 11, 2011 (effective as of February 8, 2010).

42. “Effective Date” means a Business Day selected by the Debtors that is on or after the date by which all conditions precedent specified in Article VIII have been satisfied or waived; provided, however, that the Effective Date shall be not later than December 31, 2012 unless such condition is otherwise waived pursuant to Article VIII.C of the Plan. Within five (5) Business days of the Effective Date, notice of the Effective Date shall be filed in the Bankruptcy Court and the Cayman Court.

43. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

44. “Equity Committee” shall mean the Statutory Committee of Equity Security Holders of Trident Microsystems, Inc. appointed by the U.S. Trustee.

45. “Equity Interest” means any equity interest in a Debtor that existed immediately prior to the Petition Date.

46. “Estates” means the TMI and TMFE estates created pursuant to section 541 of the Bankruptcy Code upon the filing of the Chapter 11 Cases.

47. “Exculpated Parties” means, collectively, the Debtors, the Debtors’ directors and officers who served in such capacity for any time during the Bankruptcy Cases, the Debtors’ Professionals, the Cayman Liquidators, the JPLs, the Committees, the individual members of the Committees (in their capacity as such) and the Committees’ Professionals.

48. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

49. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to file an appeal, motion for reconsideration or rehearing, or request for a stay has expired.

50. “General Bar Date” means 5:00 p.m. prevailing Eastern Time on July 13, 2012 as established in the Bar Date Order.

51. “General Unsecured Claims” means Claims against any Debtor that are not Administrative Claims, Secured Claims, Priority Tax Claims, Other Priority Claims, or Equity Interests.

52. “Impaired” means “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests.

53. “Indemnified Persons” means the TMFE Plan Administrator and the TMI Responsible Person and the individuals comprising the TMFE Plan Administrator and the TMI Responsible Person, and the TMFE Plan Administrator’s and the TMI Responsible Person’s employees, officers, directors, agents, Representatives, and Professionals, as the case may be.

54. “Initial Distribution Date” means (a) the date that is as soon as practicable on or after the Effective Date, when Distributions under this Plan shall commence to holders of Allowed Claims and Allowed Equity Interests in all Classes other than Class 2.B. and (b) with respect to Distributions to Class 2.B., the date that is as soon as practicable after the Effective Date and after appropriate reserves have been established in accordance with Article III hereof, including, without limitation, reserves on account of the Disputed Claims Reserve, Administrative Claims, and sufficient funds necessary for the TMFE Plan Administrator and TMI Responsible Person (as applicable) to carry out their respective duties.

55. “Intercompany Claims” means Claims held by a Debtor or Affiliate of the Debtors against another Debtor or Affiliate of the Debtors.

56. “IRS Claim” means the Debtors’ liability to the Internal Revenue Service, including but not limited to, any Claim for proposed adjustments as described in the Notice of Proposed Adjustments, dated March 23, 2012 (as amended on or about May 17, 2012, and as further amended) and the Proof of Claim filed by the Internal Revenue Service on or about January 31, 2012 (as amended on or about September 6, 2012, and as further amended).

57. “Joint Protocol” means the Cross-Border Insolvency Protocol Stipulation Regarding Trident Microsystems, Inc, and Trident Microsystems (Far East) Ltd. (in official liquidation) (as it may be amended) as approved by the Bankruptcy Court and the Cayman Court on September 12, 2012.

58. “JPLs” means the provisional liquidators appointed in the Cayman Proceedings.

59. “Lien” shall mean any lien, mortgage, charge, security interest, pledge or other encumbrance against or interest in property to secure payment or performance of a claim, debt or litigation.

60. “Mediatek” means Mediatek, Inc. or any Affiliate thereof.

61. “MEMC Patents” means those patents identified on Schedule 1, attached hereto.

62. “MStar License” means that certain Trident MEMC Patent License Agreement by and between Trident Microsystems (Far East) Ltd. and MStar Semiconductor, Inc. (effective as of December 31, 2010).

63. “New Joint Protocol” means the Cross-Border Insolvency Protocol Stipulation proposed to be implemented between the Debtors, the Cayman Liquidators and Mr. Andrew

Hinkelman and the Cayman Liquidators in substantially the form attached as Exhibit C to the Disclosure Statement, and as is ultimately approved by the Bankruptcy Court and the Cayman Court that will become effective on the Effective Date, which, among other things, will set out processes pursuant to which (a) Claims against TMFE were adjudicated by the Cayman Liquidators in accordance with Cayman Islands Law and (b) the Cayman Liquidators will make Distributions pursuant to the Plan in accordance with, and subject to the priorities of, United States Bankruptcy Law.

64. “NXP” means NXP B.V., NXP Semiconductors Netherlands B.V. and any Affiliate or Representative of NXP B.V. or NXP Semiconductors Netherlands B.V. TMI and TMFE shall not be considered an Affiliate of NXP for purposes of this definition.

65. “Other Priority Claims” means Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims.

66. “Person” means an individual, partnership, corporation, limited liability company, cooperative, trust, estate, unincorporated organization, association, joint venture, government unit or agency or political subdivision thereof or any other form of legal entity or enterprise.

67. “Petition Date” means January 4, 2012, the date on which the Debtors filed the Chapter 11 Cases.

68. “Plan” means this Debtors’ Modified Second Amended Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code including exhibits and supplements, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code or the Bankruptcy Rules.

69. “Priority Tax Claims” means Claims of governmental units of the kind specified in section 507(a)(8) of the Bankruptcy Code.

70. “Privileges” means the right to assert or waive any privilege, including, but not limited to, any attorney-client privilege, work-product protection, or other privilege or immunity attaching to any documents or communications (whether written, electronic or oral), and rights to direct current or former agents, attorneys, advisors and other professionals of such Debtor(s) to deliver such documents or communications.

71. “Pro Rata” shall mean the proportion that the amount of a Claim in a particular Class or Classes bears to the aggregate amount of all Claims (including Disputed Claims, but excluding disallowed Claims) in such Class or Classes, unless this Plan provides otherwise.

72. “Professionals” means any Person employed pursuant to a Final Order in accordance with sections 327, 328 or 1103 of the Bankruptcy Code, and to be compensated for services rendered prior to and including the Effective Date pursuant to sections 327, 328, 329, 330 or 331 of the Bankruptcy Code.

73. “Record Date” means the date that the Disclosure Statement is approved by the Bankruptcy Court.

74. “Released Parties” means, collectively, the Debtors, the Debtors’ current and former directors and officers, the Debtors’ Professionals in the event that such Professionals wrote off pre-petition fees owed by the Debtors, NXP and its current and former Representatives.

75. “Representatives” means, with regard to an Entity (including the Debtors), any current or former officers, directors, employees, attorneys, Professionals, accountants, investment bankers, financial advisors, consultants, agents and other representatives (including their respective officers, directors, employees, independent contractors, members and professionals).

76. “Schedules” mean the schedules of assets and liabilities, schedules of executory contracts and statements of financial affairs filed by the Debtors pursuant to section 521 of the Bankruptcy Code.

77. “Secured Claims” means Claim(s) against the Debtors that are secured by a Lien on property in which the Estates have an interest, which Liens are valid, perfected and enforceable under applicable law or by reason of a Final Order, or that are subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

78. “Stipulated Additional Allowed Claims” means any Administrative Claims, or portions thereof, filed by Holders of Claims in Class 2.A. prior to August 17, 2012, including, but not limited to any Claim asserted by Cadence Design Systems, Inc. or its affiliates, that are subsequently reclassified as Allowed General Unsecured Claims.

79. “Sunplus License” means that certain Trident MEMC Patent License Agreement by and between Trident Microsystems (Far East) Ltd. and Sunplus Technology Co., Ltd. (effective as of June 29, 2011).

80. “Tax Code” means the United States Internal Revenue Code of 1986, as amended.

81. “Tax Returns” means all tax returns, reports, certificates, forms or similar statements or documents, including amended tax returns or requests for refunds.

82. “TMFE” means Trident Microsystems (Far East) Ltd., one of the Debtors in these jointly administered Chapter 11 Cases, and as applicable, the Estate thereof.

83. “TMFE IP Assets” means all right, title and interest to any and all intellectual property of the Debtors, including, without limitation, the 25 MEMC patents that were ultimately excluded from the Debtors’ sale of its set top box business.

84. “TMFE Plan Administrator” means the Cayman Liquidators as the administrator and liquidator of TMFE pursuant to the Plan and the laws of the Cayman Islands.

85. “TMI” means Trident Microsystems, Inc., one of the Debtors in these jointly administered Chapter 11 Cases, and as applicable, the Estate thereof.

86. “TMI Assets” means all assets of TMI as of the Effective Date, including all Cash of the Estate, Causes of Action of TMI, if any, all Books and Records of TMI and Privileges of TMI, and which shall include any recovery on behalf of TMI on account of its Class 2.B Claims.

87. “TMI Claim” means proof of claim number 159 filed by TMI against TMFE on July 13, 2012, as such proof of claim was amended on August 17, 2012.

88. “TMI Responsible Person” shall mean Andrew Hinkelman.

89. “U.S. Trustee” means the United States Trustee appointed under Article 591 of title 28 of the United States Code to serve in the District of Delaware.

90. “Unimpaired” means not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests.

B.	Rules of Interpretation

1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine and the neutral gender; (a) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (a) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (a) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (a) the words “herein,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (a) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (a) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (a) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

2. The provisions of Federal Rule of Bankruptcy Procedure 9006(a) shall apply in computing any period of time prescribed or allowed hereby.

3. All references herein to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

C.	Exhibits

All exhibits and schedules, if any, to the Plan are incorporated into and are part of the Plan as if set forth herein. All exhibits and schedules to the Plan, shall be filed with the Clerk of the Bankruptcy Court not later than ten (10) days prior to the deadline set by the Bankruptcy Court to vote to accept or reject the Plan. Such exhibits may be inspected in the office of the Clerk of the Bankruptcy Court during normal hours of operation of the Bankruptcy Court, or on the website of the Debtors’ Claims Agent at www.kccllc.net/Trident. Holders of Claims or Equity Interests may also obtain a copy of such exhibits, once filed, from the Debtors by a written request sent to the following address:

DLA PIPER LLP (US)

919 North Market Street, Suite 1500

Wilmington, Delaware 19801

Attn: Chun I. Jang

ARTICLE II.

ADMINISTRATIVE AND PRIORITY CLAIMS

A.	Establishment of the Administrative Claims Bar Date

1. Except as otherwise provided herein, on or before 5:00 p.m., prevailing Eastern time, on the Administrative Claims Bar Date, each holder of an Administrative Claim shall file with the Claims Agent a request for payment of Administrative Claim by mailing, hand delivering or delivering by courier service such request for payment of Administrative Claim to the Claims Agent at Trident Microsystems Claims Processing c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245, Attention: Trident Claims Processing Center.

2. The request for payment of an Administrative Claim will be timely filed only if it is actually received by the Claims Agent by 5:00 p.m., prevailing Eastern time, on the Administrative Claims Bar Date. Requests for payment of Administrative Claims may not be delivered by facsimiles, telecopy, or electronic mail transmission.

3. Notwithstanding anything herein, the Debtors’ and the Committees’ Professionals shall not be required to file a request for payment of any Administrative Claim on or before the Administrative Claims Bar Date for fees and expenses arising under sections 330, 331 or 503(b)(2-5) of the Bankruptcy Code, as such Professionals will instead file final fee applications as required by the Bankruptcy Code, Bankruptcy Rules and the Confirmation Order.

B.	Administrative Claims

The TMI Responsible Person and the TMFE Plan Administrator (as applicable) shall pay each holder of an Allowed Administrative Claim the full unpaid amount of such Allowed Administrative Claim in Cash: (1) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (2) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due); (3) at such time and upon such terms as may be agreed upon by such holder and the TMI Responsible Person or TMFE Plan Administrator; or (4) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, however, that Administrative Claims do not include Administrative Claims filed after the Administrative Claims Bar Date or Administrative Claims filed or asserted pursuant to section 503(b)(9) of the

Bankruptcy Code after the General Bar Date, unless the TMI Responsible Person or the TMFE Plan Administrator, as applicable, in their discretion, choose to treat such Claims as Administrative Claims.

C.	Professional Compensation and Reimbursement Claims

The deadline for submission by Professionals for Bankruptcy Court approval of Accrued Professional Compensation shall be forty-five (45) days after the Effective Date. All Professionals employed by the Debtors, the Creditors’ Committee, the Equity Committee or professionals engaged by the Cayman Liquidators and the Cayman Committee shall provide to the Debtors and the Cayman Liquidators an estimate of their Accrued Professional Compensation through the Effective Date (including an estimate for fees and expenses expected to be incurred after the Effective Date to prepare and prosecute allowance of final fee applications) before the Effective Date.

D.	Priority Tax Claims

The TMI Responsible Person and the TMFE Plan Administrator (as applicable) shall pay each holder of an Allowed Priority Tax Claim the full unpaid amount of such Allowed Priority Tax Claim in Cash, on the latest of (i) the Effective Date, (ii) the date such Allowed Priority Tax Claim becomes Allowed and (iii) the date such Allowed Priority Tax Claim is payable under applicable non-bankruptcy law.

E.	Other Priority Claims

On or as soon as practicable after the Effective Date, the TMI Responsible Person and the TMFE Plan Administrator (as applicable) shall pay each holder of an Allowed Other Priority Claim, in satisfaction of such Allowed Other Priority Claim the full unpaid amount of such Allowed Other Priority Claim in Cash.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.	Summary

1. This Plan constitutes a separate chapter 11 plan of liquidation for each Debtor. Except for Administrative Claims, Priority Tax Claims and Other Priority Claims, all Claims against and Equity Interests in a particular Debtor are placed in Classes for each of the Debtors. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims and Other Priority Claims, as described in Article II.

2. The following table classifies Claims against and Equity Interests in each Debtor for all purposes, including voting, confirmation and Distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. Each Class set forth below is treated hereunder as a distinct Class for voting and Distribution purposes.

3. Summary of Classification and Treatment of Classified Claims and Equity Interests.

Class	Claim	Status	Voting Rights

1	Secured Claims against TMFE	Paid in full	Deemed to Accept

2.A.	General Unsecured Claims against TMFE not held by Debtors’ Affiliates	Impaired	Entitled to Vote

2.B.	General Unsecured Claims against TMFE held by Debtors’ Affiliates as Intercompany Claims	Impaired	Entitled to Vote

3	Equity Interests in TMFE	Impaired and No Distribution	Deemed to Reject

4	Secured Claims against TMI	Paid in full	Deemed to Accept

5	General Unsecured Claims against TMI	Paid in full	Deemed to Accept

6	Equity Interests in TMI	Impaired	Entitled to Vote

B.	Classification and Treatment of Claims and Equity Interests

1.	Secured Claims against TMFE (Class 1)

(a) Classification: Class 1 consists of Secured Claims against TMFE.

(b) Treatment: To the extent that any Secured Claims against TMFE exist, except to the extent that a holder of an Allowed Secured Claim against TMFE has been paid by the Debtors, in whole or in part, prior to the Effective Date or agrees to a less favorable treatment, each holder of an Allowed Secured Claim against TMFE shall receive from TMFE, Cash in the full amount of such Allowed Claim, on or as soon as reasonably practicable after the later of (a) the Initial Distribution Date and (b) the date such Claim becomes Allowed.

(c) Voting: Class 1 is Unimpaired and, therefore, holders of Secured Claims against TMFE in Class 1 are deemed to have accepted the Plan.

2.A.	General Unsecured Claims against TMFE not held by Debtors’ Affiliates (Class 2.A.)

(a) Classification: Class 2.A. consists of General Unsecured Claims against TMFE not held by Debtors’ Affiliates.

(b) Treatment: After (i) reservation of sufficient funds necessary to pay outstanding Administrative Claims against TMFE in full and (ii) payment of Allowed TMFE Secured Claims in Class 1; except to the extent that a holder of a General Unsecured Claim against TMFE has been paid by the Debtors, in whole or in part, prior to the Effective Date or agrees to a less favorable treatment, each holder of a General Unsecured Claim against TMFE not held by Debtors’ Affiliates, in Class 2.A, including any holder of a Stipulated Additional Allowed Claim, shall receive a 90% recovery on account of the Allowed Amount of such Claims, on or as soon as reasonably practicable after the later of (a) the Effective Date and (b) the date such Claim becomes Allowed.

(c) Voting: Class 2.A. is Impaired and, therefore, holders of General Unsecured Claims against TMFE not held by Debtors’ Affiliates in Class 2.A are entitled to vote to accept or reject the Plan.

2.B.	General Unsecured Claims against TMFE held by Debtors’ Affiliates as Intercompany Claims (Class 2.B.)

(a) Classification: Class 2.B. consists of General Unsecured Claims against TMFE held by Debtors’ Affiliates as Intercompany Claims.

(b) Treatment: After (i) payment of Allowed TMFE Secured Claims in Class 1, (ii) payment of Allowed General Unsecured Claims against TMFE not held by Debtors’ Affiliates in Class 2.A. (iii) reservation of sufficient funds necessary (a) to satisfy the Disputed Claims Reserve with respect to Disputed Claims against TMFE, (b) for the TMFE Plan Administrator to carry out its duties and for the fees, costs and expenses incurred in the Cayman Proceedings, (c) to pay outstanding Administrative Claims in full and (d) to pay any unclaimed or undeliverable Distributions to holders of Class 2.A Claims; except to the extent that a holder of a General Unsecured Claim against TMFE held by Debtors’ Affiliates has been paid by the Debtors, in whole or in part, prior to the Effective Date or agrees to a less favorable treatment, each holder of a General Unsecured Claim against TMFE held by Debtors’ Affiliates in Class 2.B., shall receive the remaining assets of TMFE, and which such remaining assets of TMFE shall constitute TMI Assets, on or as soon as reasonably practicable after the later of (a) the Effective Date and (b) the date such Claim becomes Allowed; provided, however, that in no event shall the Cash recovery (on a percentage basis) on account of Class 2.B. Claims be greater than the recovery (on a percentage basis) on account of Class 2.A. Claims.

(c) Voting: Class 2.B. is Impaired and, therefore, holders of General Unsecured Claims against TMFE held by Debtors’ Affiliates as Intercompany Claims in Class 2.B. are entitled to vote to accept or reject the Plan.

3.	Equity Interests in TMFE (Class 3)

(a) Classification: Class 3 consists of Equity Interests in TMFE.

(b) Treatment: Class 3 is Impaired and will receive no Distribution under the Plan.

(c) Voting: Class 3 will receive no Distribution under the Plan and therefore, holders of Equity Interests in TMFE in Class 3 are deemed to have rejected the Plan and are not entitled to vote on the Plan.

4.	Secured Claims against TMI (Class 4)

(a) Classification: Class 4 consists of Secured Claims against TMI.

(b) Treatment: To the extent that any Secured Claims against TMI exist, except to the extent that a holder of an Allowed Secured Claim against TMI has been paid by the Debtors, in whole or in part, prior to the Effective Date or agrees to a less favorable treatment, each holder of an Allowed Secured Claim against TMI shall receive from TMI, Cash in the full amount of such Allowed Claim, on or as soon as reasonably practicable after the later of (a) the Initial Distribution Date and (b) the date such Claim becomes Allowed.

(c) Voting: Class 4 is Unimpaired and, therefore, holders of Secured Claims against TMI in Class 4 are deemed to have accepted the Plan.

5.	General Unsecured Claims against TMI (Class 5)

(a) Classification: Class 5 consists of General Unsecured Claims against TMI.

(b) Treatment: After: (i) the reservation of sufficient funds necessary for the TMI Responsible Person to carry out its duties and to pay outstanding Administrative Claims against TMI in full, (ii) payment of Allowed TMI Secured Claims in Class 4, and (iii) reservation of sufficient funds necessary to satisfy all Disputed Claims against TMI in full, except to the extent that a holder of a General Unsecured Claim against TMI has been paid by the Debtors, in whole or in part, prior to the Effective Date or agrees to a less favorable treatment, each holder of a General Unsecured Claim against TMI shall receive from TMI, Cash in the full amount of such Allowed Claim, on or as soon as reasonably practicable after the later of (a) the Initial Distribution Date and (b) the date such Claim becomes Allowed.

(c) Voting: Class 5 is Unimpaired and, therefore, holders of General Unsecured Claims against TMI in Class 5 are conclusively presumed to have accepted the Plan.

6.	Equity Interests in TMI (Class 6)

(a) Classification: Class 6 consists of Equity Interests in TMI.

(b) Treatment: After: (i) the reservation of sufficient funds necessary for the TMI Responsible Person to carry out its duties and to pay outstanding Administrative Claims against TMI in full, (ii) payment of Allowed TMI Secured Claims in Class 4 and (iii) payment of Allowed TMI General Unsecured Claims in Class 5 and funding of the Disputed Claims Reserve pursuant to Article VI of the Plan, the TMI Responsible Person shall pay each holder of Equity Interests in TMI in Class 6, a Pro Rata share of the remaining TMI Assets, on or as soon as reasonably practicable after the later of (A) the Initial Distribution Date and (B) the date such Equity Interest becomes Allowed; provided, however, that pursuant to the settlement negotiated between and among the Debtors, the Equity Committee and NXP, NXP (or its designee(s)) will receive the following:

(1) An amount equal to its Pro Rata share of the remaining TMI Assets, which such Equity Interests shall be Allowed in the amount of 104,204,348 shares representing 57.82% of TMI’s outstanding stock, and which such distribution shall be reduced as follows: (a) in the amount of $2,381,471.40, with such amount being distributed instead, Pro Rata, to non-NXP holders of Equity Interests in TMI in Class 6 (in addition to the Distribution that is otherwise distributable under the Plan); (b) in the amount of $276,850.21 pursuant to the Letter Agreement dated December 4, 2012, which such amount shall be distributed instead to all holders of Equity Interests in TMI in Class 6; and (c) in the amount of $1,543,378.80 following distribution by the Debtors pursuant to the terms of this Plan of 100% of the $1,500,000 administrative portion and 90% of the remaining $3,381,532 portion (a total of $4,543,378.80) of the claims filed by Cadence Design Systems, Inc, which such amount shall be distributed instead to all holders of Equity Interests in TMI in Class 6; provided, however, that in the event that the TMI Responsible Person makes a Distribution to NXP on account of its Allowed Equity Interests in Class 6, and the distributions to Cadence Design Systems, Inc. on account of its Allowed Claims have not yet been made, the TMI Responsible Person shall hold the $1,543,378.80 in reserve pending such distribution; and

(2) on the Effective Date or such date thereafter up to thirty (30) days following the Effective Date as NXP may advise the TMI Responsible Person, all right, title and interest of the Debtors in and to (a) the TMFE IP Assets, including the MEMC Patents, free and clear of all liens, claims and encumbrances, except for the any liens, claims or encumbrances created by or arising under the Divested Company Agreement, the MStar License and the Sunplus License, and (b) the MStar License and the Sunplus License, free and clear of all liens, claims and encumbrances, and the Debtors shall assume and assign the MStar License to NXP or its designee. In connection therewith, TMFE, NXP and MStar agree that the MStar License, as of the date it is assumed by TMFE and the date on which it is assigned to NXP or its designee, shall be deemed to be and treated as an executory contract with any cure obligations fully satisfied. Following such assignment, (i) the terms and conditions of the MStar License shall remain in full force and effect as between NXP or its designee and MStar, and (ii) in the event MStar merges with or is acquired by Mediatek prior to the termination of the MStar License in accordance with the terms thereof, NXP or its designee shall be deemed to have provided written consent to the assignment and transfer of any or all of MStar’s rights under the MStar License to Mediatek in accordance with Section 6.1 of the MStar License. No later than thirty (30) days following the Effective Date, NXP will identify to the TMI Responsible Person the NXP designee(s) that received the TMFE IP Assets, the MStar License and/or the Sunplus License, and the TMI Responsible Person will take all necessary actions and execute all documents required to effectuate such transfer, assignment or other conveyance, including any necessary filings with the United States Patent Office.

(c) Voting: Class 6 is Impaired and, therefore, holders of Equity Interests in TMI in Class 6 are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims and Equity Interests

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights with respect to any Unimpaired Claim or Equity Interest, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim or Equity Interest.

D.	Separate Plans of Liquidation

The Plan constitutes a separate chapter 11 plan of liquidation for each Debtor.

E.	Nonconsensual Confirmation

If any impaired Class of Claims entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126 of the Bankruptcy Code, the Debtors reserve the right to amend the Plan or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both. With respect to impaired Classes that are deemed to reject the Plan, the Debtors intend to request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the deemed rejection of the Plan by such Class of Claims.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	TMI Responsible Person to Effectuate Distributions

The TMI Responsible Person shall be appointed for the sole purpose of liquidating and distributing the TMI Assets and with no objective to continue or engage in the conduct of a trade or business.

B.	Cayman Liquidators as TMFE Plan Administrator

Pursuant to the terms of the Joint Protocol and the New Joint Protocol, unless otherwise ordered by the Bankruptcy Court and the Cayman Court after notice and a hearing, the assets of TMFE shall be administered and adjudicated by the TMFE Plan Administrator pursuant to Cayman law and subject to the jurisdiction of the Cayman Court, provided, however, that the priority and classification of Claims shall be determined and adjudicated pursuant to United States law, including without limitation, sections, 507 (Priorities), 509 (Claims of Codebtors), 510 (Subordination) and 1129 (Absolute Priority) of the Bankruptcy Code and in accordance with the priorities stated in this Plan. The costs of the TMFE Plan Administrator shall be paid from the assets of TMFE and shall be held in reserve prior to any Distribution to holders of Claims in Class 2.B. The TMFE Plan Administrator shall have all of the powers and authority granted under this Plan and under the laws of the Cayman Islands as a liquidator appointed by the Cayman Court. Notwithstanding anything to the contrary herein, the TMFE Plan Administrator shall not transfer funds out of the TMFE bank accounts currently held in the United States except for purposes of Distribution or for payment of expenses of the TMFE Plan Administrator pursuant to the provisions of the Plan. On the Effective Date, the Cayman Liquidators shall be appointed as the TMFE Plan Administrator. TMFE shall remain in existence on and after the Effective Date until an application for dissolution is made as provided in Article IV.L.

C.	Assignment of Contracts

Upon consent of the Equity Committee and the TMFE Plan Administrator, TMFE shall assume contracts listed on Schedule 7.1 entered into by TMFE. As such, counterparties to any such contracts assumed pursuant to the Plan, and counterparties to any subcontracts related to such contracts, shall be prohibited from terminating or otherwise altering the terms of such contract as a result of the assumption and/or assignment of such contract pursuant to the Plan.

D.	The TMI Responsible Person and the TMFE Plan Administrator

The TMFE Plan Administrator (with respect to TMFE) and the TMI Responsible Person (with respect to TMI) shall be deemed to have been appointed as the respective Estates’ representative by the Bankruptcy Court pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The TMI Responsible Person shall be entitled to retain counsel and other professionals to carry out its duties. The TMFE Plan Administrator may consult with the TMI Responsible Person, and the TMI Responsible Person may consult with the TMFE Plan Administrator regarding effectuation of this Plan.

E.	Role of the TMI Responsible Person and the TMFE Plan Administrator

In furtherance of and consistent with the purpose of the Plan, the TMI Responsible Person shall, among other things, have the rights, powers and duties, subject to the limitations set forth herein: (i) to hold, manage, dispose of, sell, convert to Cash, and distribute the TMI Assets, including investigating, prosecuting and resolving the Causes of Action of TMI, if any; (ii) to hold the TMI Assets for the benefit of the TMI Creditors and holders of Equity Interests that are entitled to Distributions therefrom under the Plan, whether their Claims are Allowed on or after the Effective Date; (iii) in the TMI Responsible Person’s reasonable business judgment, to investigate, prosecute, settle, liquidate, dispose of, and/or abandon the TMI Assets, including rights, Causes of Action or litigation; (iv) to monitor and enforce the implementation of the Plan; (v) to file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to TMI; (vi) in the TMI Responsible Person’s reasonable business judgment, to reconcile and object to Claims and Equity Interests against TMI, and manage, control, prosecute and/or settle on behalf of the Estate of TMI objections to Claims and Equity Interests on account of which the TMI Responsible Person (as Disbursing Agent) will be responsible (if Allowed) for making Distributions under the Plan, (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs and effect a dissolution of TMI and implement the Plan; (viii) to hold, manage, and distribute TMI Assets obtained through the exercise of its power and authority; (ix) to act as a signatory of TMI and for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of TMI Assets; (x) to dispose of the books and records transferred to the TMI Responsible Person in a manner deemed appropriate by the TMI Responsible Person; provided, however, that the TMI Responsible Person shall not dispose of any books and records that are reasonably likely to pertain to pending litigation in which the Debtors or their current or former officers or directors are a party without further order of the Bankruptcy Court; (xi) to take all necessary action and file all appropriate motions to obtain an order closing the Chapter 11 Case of TMI; (xii) to enter into and exercise rights under contracts that are necessary or desirable to the administration of TMI and execute any documents or pleadings related to the liquidation of the TMI Assets; (xiii) to establish and maintain bank accounts and terminate such accounts as the TMI Responsible Person deems appropriate; (xiv) to set off amounts owed to TMI against Distributions to the Creditors of, or holders of Equity Interests in TMI, which any such determinations may be challenged in Bankruptcy Court or any other court with jurisdiction; (xv) to bring suits or defend itself against such suits, if any, as the TMI Responsible Person determines in connection with any matter arising from or related to the Plan that affects in any way the rights or obligations of Creditors or holders of Equity Interests in TMI; (xvi) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan. In all circumstances, the TMI Responsible Person shall act in the best interests of all beneficiaries of the TMI Assets.

The TMI Responsible Person may resign by giving at least thirty (30) days prior written notice thereof to the Bankruptcy Court. Such resignation shall become effective on the later to occur of (i) the date specified in such written notice and (ii) the effective date of the appointment of a successor TMI Responsible Person in accordance with the terms hereof and such successor’s acceptance of such appointment in accordance with the terms hereof.

The TMI Responsible Person may be removed, with cause, and replaced by the Bankruptcy Court upon motion by any holder of TMI Equity Interests duly noticed to the TMI Responsible Person and all holders of TMI Equity Interests, who shall have the right to appear and be heard with respect to such motion. Such removal shall become effective on the date specified in such action by the Bankruptcy Court.

The resignation, removal, incompetency, bankruptcy or insolvency of the TMI Responsible Person shall not operate to revoke any existing agency created pursuant to the terms of the Plan, or the Confirmation Order or invalidate any action theretofore taken by the TMI Responsible Person. All fees and expenses incurred by the TMI Responsible Person prior to the resignation, incompetency or removal shall be paid from the TMI Assets, unless such fees and expenses are disputed by the successor TMI Responsible Person, in which case the Bankruptcy Court shall resolve the dispute and any disputed fees and expenses of the predecessor TMI Responsible Person that are subsequently allowed by the Bankruptcy Court shall be paid from the TMI Assets. In the event of the resignation or removal of the TMI Responsible Person, such TMI Responsible Person shall: (a) promptly execute and deliver such documents, instruments and other writings as may be reasonably requested by the successor TMI Responsible Person or directed by the Bankruptcy Court to effect the termination of such TMI Responsible Person’s capacity under the Plan and Confirmation Order; (b) promptly deliver to the successor TMI Responsible Person all documents, instruments, records and other writings related to the administration of the TMI Assets as may be in the possession of such TMI Responsible Person; provided, however, that such TMI Responsible Person may retain one copy of each of such documents for its purposes, subject to the terms of any joint prosecution and common interest agreement to which the TMI Responsible Person is party; and (c) otherwise assist and cooperate in effecting the assumption of its obligations and functions by such successor TMI Responsible Person.

Any successor TMI Responsible Person appointed hereunder shall execute an instrument accepting its appointment and shall deliver one counterpart thereof to the Bankruptcy Court for filing and, in case of the TMI Responsible Person’s resignation, to the resigning TMI Responsible Person. Thereupon, such successor TMI Responsible Person shall, without any further act, become vested with all the liabilities, duties, powers, rights, title, discretion and privileges of its predecessor with like effect as if originally named TMI Responsible Person and shall be deemed appointed pursuant to Bankruptcy Code section 1123(b)(3)(B). The resigning or removed TMI Responsible Person shall duly assign, transfer and deliver to such successor TMI Responsible Person all property and money held by such resigning or removed TMI Responsible Person hereunder and shall, as directed by the Bankruptcy Court or reasonably requested by such successor TMI Responsible Person, execute and deliver an instrument or instruments conveying and transferring to such successor TMI Responsible Person, all the liabilities, duties, powers, rights, title, discretion and privileges of such resigning or removed TMI Responsible Person.

In furtherance of and consistent with the purpose of the Plan, the TMFE Plan Administrator shall, among other things, have the rights, powers and duties, subject to the limitations under the laws of the Cayman Islands, including the requirement to obtain the approval of the Cayman Court where applicable: (i) to take possession of, collect, get in, manage, dispose of, sell, convert to Cash, and distribute the assets of TMFE; (ii) to take possession of the assets of TMFE for the benefit of the Creditors of TMFE that are entitled to Distributions therefrom under the Plan, whether their Claims are Allowed on or after the Effective Date; (iii) in the TMFE Plan Administrator’s reasonable business judgment, to investigate, prosecute, settle, liquidate, dispose of, and/or abandon the assets of TMFE, including rights, Causes of Action or litigation of TMFE; (iv) to monitor and enforce the implementation of the Plan; (v) to file all tax and regulatory forms, returns, reports and other documents and financial information required with respect to TMFE; (vi) in the TMFE Plan Administrator’s reasonable business judgment, to reconcile and determine Claims against TMFE, and to the extent necessary, manage, control, prosecute and/or settle on behalf of the Estate of TMFE objections to Claims on account of which the TMFE Plan Administrator (as Disbursing Agent) will be responsible (if Allowed) for making Distributions under the Plan, (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs of the TMFE and implement the Plan; (viii) to take possession of, collect, get in, manage, and distribute Cash or non-Cash assets of TMFE obtained through the exercise of its power and authority; (ix) to act as a signatory of TMFE and for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of TMFE’s assets; (x) to take possession and control of the books and records of TMFE, including those maintained in electronic form and keep them in safe custody until the TMFE Plan Administrator is authorized or directed to destroy them in accordance with an order of the Cayman Court; provided, however, that the TMFE Plan Administrator shall not dispose of any books and records that are reasonably likely to pertain to pending litigation in which the Debtors or their current or former officers or directors are a party without further order of the Cayman Court; (xi) to take all necessary action and file all appropriate motions to obtain an order closing the Chapter 11 Case of TMFE and the Cayman Proceedings; (xii) to enter into and exercise rights under contracts that are necessary or desirable to the administration of the Estate of TMFE and execute any documents or pleadings related to the liquidation of the TMFE assets; (xiii) to establish and maintain bank accounts and terminate such accounts as the TMFE Plan Administrator deems appropriate; (xiv) to exercise such rights of set off as TMFE may have against the Creditors of TMFE; (xv) to bring suits or defend itself against such suits, if any, as the TMFE Plan Administrator determines in connection with any matter arising from or related to the Plan that affects in any way the rights or obligations of TMFE, the TMFE Plan Administrator or the Creditors of TMFE; (xvi) to obtain and maintain insurance coverage with respect to the liabilities and obligations of the TMFE Plan Administrator; (xvii) to take all actions necessary and appropriate to minimize any adverse state or federal tax consequences to Creditors of TMFE provided such actions do not result in an adverse tax consequence to the TMFE. In all circumstances, the TMFE Plan Administrator shall act in the best interests of the Estate of TMFE.

In furtherance thereof, each of the Debtors shall execute on or prior to the Effective Date a power of attorney authorizing the TMI Responsible Person or the TMFE Plan Administrator (as applicable) to take actions consistent with Article IV.E of the Plan to the same extent as if the TMI Responsible Person or the TMFE Plan Administrator were the Debtor.

F.	TMI Responsible Person’s and the TMFE Plan Administrator’s Tax Powers

1. Following the Effective Date, the TMFE Plan Administrator and the TMI Responsible Person shall prepare and file (or cause to be prepared and filed), on behalf of the applicable Debtor all Tax Returns required to be filed or that the TMFE Plan Administrator and the TMI Responsible Person otherwise deem appropriate, including the filing of amended Tax Returns or requests for refunds.

2. For all taxable periods ending on or prior to the Effective Date, the TMFE Plan Administrator and the TMI Responsible Person shall have full and exclusive authority in respect of all taxes of the Debtors to the same extent as if the TMFE Plan Administrator and the TMI Responsible Person were the debtors in possession.

3. Following the Effective Date, the TMI Responsible Person and the TMFE Plan Administrator shall be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes (i) of the applicable Debtor(s) to the same extent as the applicable Debtor would otherwise be entitled with respect to any taxable period ending on or prior to the Effective Date and (ii) of the applicable Debtor(s) to the same extent as the applicable Debtor would otherwise be entitled with respect to any taxable period ending after the Effective Date.

4. The TMFE Plan Administrator, the TMI Responsible Person and the Debtors shall reasonably cooperate with each other, and shall cause their respective officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns (including amended Tax Returns and claims for refunds) and in resolving all disputes and audits with respect to all taxable periods relating to the Debtors. Any information obtained under this Article IV.F shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refunds or in conducting an audit or other proceeding.

G.	Cash

The TMI Responsible Person may invest Cash (including any earnings thereon or proceeds therefrom) in any manner permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.

H.	Costs and Expenses of the TMI Responsible Person and Liquidation of TMFE

The costs and expenses of the TMI Responsible Person and the fees, costs and expenses incurred in the Cayman Proceedings, including the reasonable fees and expenses of the TMFE Plan Administrator and the TMI Responsible Person, and each of their respective retained professionals, and the fees and expenses of maintaining the Disputed Claims Reserves, shall be paid out of the TMI Assets and the assets of TMFE (as applicable), except for the TMFE IP Assets and shall be held in reserve prior to Distribution to holders of Class 2.B Claims. Such amounts for fees, costs and expenses shall be estimated and provided to the Debtors and the Cayman Liquidators before the Effective Date.

I.	Compensation of the TMFE Plan Administrator and the TMI Responsible Person

The TMI Responsible Person shall be entitled to reasonable compensation approved in an amount consistent with that of similar functionaries in similar roles. The TMFE Plan Administrator shall be entitled to compensation in accordance with section 109 of the Cayman Companies Law and the Insolvency Practitioners Regulations 2008 (as amended).

J.	Retention of Professionals by the TMFE Plan Administrator and the TMI Responsible Person

The TMFE Plan Administrator and the TMI Responsible Person may retain and compensate attorneys and other professionals to assist in their duties as TMFE Plan Administrator or the TMI Responsible Person (as applicable) on such terms (including on a contingency or hourly basis) as such TMFE Plan Administrator or the TMI Responsible Person deem reasonable and appropriate without Bankruptcy Court approval.

K.	Tax Reporting.

1. The TMFE Plan Administrator and the TMI Responsible Person shall file (or cause to be filed) any statements, returns or disclosures relating to TMFE or TMI (as applicable) that are required by any governmental unit.

2. The TMFE Plan Administrator and the TMI Responsible Person shall be responsible for payment, out of the TMI Assets or the assets of TMFE (as applicable) except for the TMFE IP Assets, of any taxes imposed on TMI or TMFE or their respective assets, including the applicable Disputed Claims Reserve. In the event, and to the extent, any Cash retained on account of Disputed Claims in the applicable Disputed Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Disputed Claims, such taxes shall be (i) reimbursed from any subsequent Cash amounts retained on account of Disputed Claims, or (ii) to the extent such Disputed Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the TMFE Plan Administrator and the TMI Responsible Person (as applicable) as a result of the resolution of such Disputed Claims.

3. The TMI Responsible Person or the TMFE Plan Administrator may request an expedited determination of taxes of TMI or TMFE, including the applicable Disputed Claims Reserve, or the applicable Debtor(s) under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the applicable Debtor(s) for all taxable periods through the dissolution of TMI or TMFE.

L.	Dissolution

TMI shall be dissolved at the earlier of: (i) all of the TMI Assets having been distributed pursuant to the Plan or (ii) the TMI Responsible Person determining, in its sole discretion, that the administration of the TMI Assets is not likely to yield sufficient additional proceeds to justify further pursuit; provided, however, that in no event shall TMI be dissolved later than three (3) years from the Effective Date. If at any time the TMI Responsible Person determines, in reliance upon such professionals as the TMI Responsible Person may retain, that the expense of administering the TMI Assets, including the making of a final Distribution to its Creditors and holders of Equity Interests, is likely to exceed the value of the assets remaining in TMI, the TMI Responsible Person may apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to dissolve TMI, (ii) donate any balance, if Distributions to holders of Claims and Equity Interests are complete pursuant to Article III of the Plan, to a charitable organization or a charitable trust that is unrelated to the Debtors, the TMFE Plan Administrator and the TMI Responsible Person, and (iii) dissolve TMI.

The TMFE Plan Administrator shall make an application to the Cayman Court to dissolve TMFE at the earlier of: (i) all of the assets of TMFE having been distributed pursuant to the Plan and the affairs of TMFE having been completely wound up or (ii) the TMFE Plan Administrator determining, in its sole discretion, that further administration of the remaining assets of TMFE is not likely to yield sufficient additional proceeds to justify further pursuit and in all other respects the affairs of TMFE have been completely wound up. If at any time the TMFE Plan Administrator determines, in reliance upon such professionals as the TMFE Plan Administrator may retain, that the expense of administering the assets of TMFE, including the making of a final Distribution to holder of Claims against TMFE, is likely to exceed the value of the assets remaining in TMFE, the TMFE Plan Administrator may apply to the Cayman Court for authority to (i) reserve any amounts necessary to dissolve TMFE and (ii) donate any balance to a charitable organization or a charitable trust that is unrelated to the Debtors, the TMFE Plan Administrator or the TMI Responsible Person. Notwithstanding anything to the contrary herein, the TMFE IP Assets shall be transferred to NXP consistent with Article III.B.6 of the Plan.

M.	Indemnification of the TMFE Plan Administrator and the TMI Responsible Person

The Indemnified Persons shall be held harmless and shall not be liable for actions taken or omitted in their capacity as, or on behalf of, the TMFE Plan Administrator or the TMI Responsible Person, except those acts that are determined by Final Order to have arisen out of their own intentional fraud, willful misconduct or gross negligence, and each shall be entitled to be indemnified, held harmless, and reimbursed for fees and expenses including, without limitation, reasonable attorney’s fees, which such Persons and Entities may incur or may become subject to or in connection with any action, suit, proceeding or investigation that is brought or threatened against such Persons or Entities in respect of that Person’s or Entity’s or the TMFE Plan Administrator’s and the TMI Responsible Person’s actions or inactions regarding the implementation or administration of this Plan, or the discharge of their duties hereunder, except for any actions or inactions that are determined by Final Order to have arisen from intentional fraud, willful misconduct or gross negligence. Any Claim of the Indemnified Persons to be indemnified, held harmless, or reimbursed shall be satisfied solely from the TMI Assets or assets of TMFE (as applicable), except for the TMFE IP Assets, or any applicable insurance coverage. Each Indemnified Person shall be entitled to an advance of their reasonable attorneys’ fees and other costs and expenses from TMFE or TMI (as applicable) incurred in connection with the defense of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to TMFE or TMI (as applicable) if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such

Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to TMFE or TMI (as applicable) (without interest) by the Indemnified Person. Notwithstanding the foregoing, the TMFE Plan Administrator and the TMI Responsible Person shall not be under any obligation to consult with their retained professionals, and their determination not to do so shall not result in the imposition of liability on the TMFE Plan Administrator or the TMI Responsible Person unless such determination is based on willful misconduct, gross negligence, or intentional fraud.

N.	Operations of the Debtors Between the Confirmation Date and the Effective Date

The Debtors shall continue to operate as Debtors in Possession during the period from the Confirmation Date through and until the Effective Date. The retention and employment of the Professionals retained by the Debtors shall terminate as of the Effective Date, provided, however, that the Debtors shall exist, and their Professionals shall be retained, after such date with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the Plan or the Confirmation Order and (c) such other matters as may be determined by the Debtors or TMFE Plan Administrator, including without limitation, the filing and prosecuting of objections to Claims solely with respect to Claims against TMI and Administrative Claims against TMFE.

O.	Term of Injunctions or Stays

Unless otherwise provided, all injunctions or stays provided for in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or section 97 of the Cayman Companies Law, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Chapter 11 Cases are closed and with respect to TMFE, until the Cayman Proceedings are concluded.

P.	The Committees

Upon the Effective Date, the Creditors’ Committee and the Equity Committee shall dissolve, and their members shall be released and discharged from all further authority, duties, responsibilities and obligations relating to and arising from the Chapter 11 Cases. The retention and employment of the Professionals retained by the Creditors’ Committee and the Equity Committee shall terminate as of the Effective Date, provided, however, that the Creditors’ Committee and the Equity Committee shall exist, and their Professionals shall be retained, after such date with respect to (a) applications filed pursuant to sections 330 and 331 of the Bankruptcy Code, (b) motions seeking the enforcement of the provisions of the Plan or the Confirmation Order and (c) with respect to the Creditors Committee only, the filing and prosecuting of objections to Claims against TMFE and nothing herein shall be deemed to confer such standing under Cayman Companies Law. For the avoidance of doubt, the Cayman Committee, appointed for the purpose of the official liquidation of TMFE, and its retention and employment of its professionals shall continue for the duration of the Cayman Proceedings.

Q.	Books and Records

As part of the appointment of the TMI Responsible Person, to the extent not already transferred on the Effective Date, TMI shall transfer dominion and control over all books and records to the TMI Responsible Person in whatever form, manner or media, including, without limitation, the specific provision and presentation to the TMI Responsible Person of all passcodes for security systems and computers, keys, keycards and notice letters to landlords, warehousemen or other relevant parties. TMI may abandon all other books and records of the TMI Estate on or after ninety (90) days from the Effective Date, provided, however, that the TMI Responsible Person shall not dispose or abandon any books and records that are reasonably likely to pertain to pending litigation in which the Debtors or their current or former officers or directors are a party without further order of the Bankruptcy Court. Pursuant to section 554 of the Bankruptcy Code, this Article IV.Q shall constitute motion and notice, so that no further notice or Bankruptcy Court filings are required to effectuate the aforementioned abandonment of the books and records of the TMI Estate.

As part of the appointment of the TMFE Plan Administrator, to the extent not already transferred on the Effective Date, TMFE shall transfer dominion and control over all books and records to the TMFE Plan Administrator in whatever form, manner or media, including, without limitation, the specific provision and presentation to the TMFE Plan Administrator of all passcodes for security systems and computers, keys, keycards and notice letters to landlords, warehousemen or other relevant parties.

ARTICLE V.

PROVISIONS GOVERNING VOTING AND DISTRIBUTIONS

A.	Voting of Claims

Each holder of an Allowed Claim or Equity Interest in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article II and Article III of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

B.	Distribution Dates

Distributions to holders of Claims and Equity Interests shall be made as provided in Articles II and III of the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

C.	Disbursing Agents

All Distributions under the Plan by the TMFE Plan Administrator or the TMI Responsible Person shall be made by the TMFE Plan Administrator or the TMI Responsible Person as Disbursing Agent or such other entity designated by the TMFE Plan Administrator or the TMI Responsible Person as Disbursing Agent.

The Disbursing Agents shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform their duties under the Plan, (b) make all Distributions contemplated by the Plan, (c) employ professionals to represent them with respect to their responsibilities and, (d) exercise such other powers as may be vested in the Disbursing Agents by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agents to be necessary and proper to implement the provisions of the Plan.

The Disbursing Agents shall only be required to act and make Distributions in accordance with the terms of the Plan and shall have no (x) liability for actions taken in accordance with the Plan or in reliance upon information provided to them in accordance with the Plan or (y) obligation or liability for Distributions under the Plan to any party who does not hold an Allowed Claim at the time of Distribution or who does not otherwise comply with the terms of the Plan.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agents (including, without limitation, taxes and reasonable attorneys fees and expenses) on or after the Effective Date shall be paid in Cash by TMI and TMFE (as applicable) in the ordinary course of business.

D.	Record Date for Distributions

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Record Date will be treated as the holders of those Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to the transfer may not have expired by the Record Date. The Debtors, the TMFE Plan Administrator (subject to Order 18 r.19 of the Companies Winding Up Rules) and the TMI Responsible Person shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. In making any Distribution with respect to any Claim, the Debtors, the TMFE Plan Administrator (subject to Order 18 r.19 of the Companies Winding Up Rules) and the TMI Responsible Person shall be entitled instead to recognize and deal with, for all purposes hereunder, only the Entity that is listed on the proof of Claim filed with respect thereto or on the Schedules as the holder thereof as of the close of business on the Record Date and upon such other evidence or record of transfer or assignment that are known to the Debtors, the TMFE Plan Administrator or the TMI Responsible Person (as applicable) as of the Record Date.

E.	Delivery of Distributions

Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to the holders of Allowed Claims shall be made by the Disbursing Agents at (a) the address of each holder as set forth in the Schedules, unless superseded by the address set forth on proofs of Claim filed by such holder or (b) the last known address of such holder if no proof of Claim is filed or if the Debtors or the TMFE Plan Administrator or the TMI Responsible Person have been notified in writing of a change of address.

F.	Distributions to Holders of Equity Interests

Except to the extent evidenced by electronic entry, as a condition to receiving any Distribution under the Plan on account of Class 6 Equity Interests in TMI, each holder of Class 6 Equity Interests in TMI must surrender its certificated instrument or note to the TMI Responsible Person or its designee. Any holder of such certificated instrument or note that fails to (i) surrender such instrument or note, or (ii) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Responsible Person and furnish a bond in form, substance and amount reasonably satisfactory to the Responsible Person before the first anniversary of the Effective Date shall forfeit its Distribution. Upon receipt of a Distribution on account of its Class 6 Equity Interests, the holder of Equity Interests shall be deemed to have forfeited all other rights, interests and Claims except as otherwise provided by the Plan, and such securities shall be deemed forever canceled. Pursuant to the provisions of Article III.B.6 of the Plan, the Distribution to holders of Class 6 Equity Interests in TMI on account of such Equity Interests shall be made to all holders of Equity Interests in TMI then existing on the Date of Presentment. On the Date of Presentment, and the trades made prior to the Date of Presentment have been settled, DTC shall lock up positions in the escrow CUSIP created to make the Distributions to holders of Equity Interests, and only account transfers may be processed subsequent to the Date of Presentment. Distributions to holders of Equity Interests in TMI shall be issued by the TMI Responsible Person through participants (including securities brokers and dealers, banks, trust companies, clearing corporations and other financial organizations) of the Depository Trust Company, as depositary. For as long as the Depository Trust Company serves as depositary for TMI’s Equity Interests, the TMI Responsible Person may rely solely on the information and records of the Depository Trust Company to make Distributions and forward communications to the holders of such Equity Interests, and, in doing so, the Debtors, the Debtors’ officers, directors and employees and the TMI Responsible Person shall be fully protected and incur no liability to any holder of the TMI Equity Interests, any transferee (or purported transferee) thereof, or any other Entity. Notwithstanding anything to the contrary in this Article V.F., (a) the ability to transfer the right to future payments shall not be affected and (b) nothing in this Article V.F. shall apply to NXP or any Distribution to be made to NXP.

G.	Undeliverable and Unclaimed Distributions

In the event that any Distribution to any holder of an Allowed Claim against TMI is returned as undeliverable, the Disbursing Agent shall use commercially reasonable efforts to determine the current address of each holder, but no Distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder; provided, however, that all Distributions to holders of Allowed Claims against TMI under the Plan that are unclaimed for a period of one (1) year after Distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in TMI and any entitlement of any holder of any Claims to such Distributions shall be extinguished and forever barred. The TMI Responsible Person shall have no further obligation to make any Distribution to the holder of such Claim on account of such Claim, and any entitlement of any holder of such Claim to any such Distributions shall be extinguished and forever barred; provided, however, that the holder of such Claim may receive future Distributions on account of such Claim by contacting the TMI Responsible Person at some point prior to the final Distribution.

In the event that any Distribution to any holder of an Allowed Claim against TMFE is returned as undeliverable, the Disbursing Agent shall use commercially reasonable efforts to determine the current address of each holder, but no Distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder. In the event the Distribution remains unclaimed upon the dissolution of TMFE, the unclaimed Distributions shall be held by the TMFE Plan Administrator on trust for the benefit of the claimant to whom such funds are owed. To this end, the TMFE Plan Administrator will establish an interest bearing bank account into which all funds representing unclaimed Distributions shall be transferred. At the end of one (1) year after the dissolution of TMFE, any monies still held on trust shall be transferred to the Financial Secretary of the Cayman Islands who shall manage them in accordance with Part VIII of the Cayman Islands Public Management and Finance Law (2010 Revision).

For the avoidance of doubt, the TMFE Plan Administrator and the TMI Responsible Person shall not be required to retain an outside investigator to determine the current address of any holders of an Allowed Claim whose Distribution is returned as undeliverable.

H.	Manner of Cash Payments Under the Plan

Cash payments made pursuant to the Plan shall be in United States dollars by checks drawn on a domestic bank selected by the TMFE Plan Administrator or TMI Responsible Person or by wire transfer from a domestic bank, at the option of the TMFE Plan Administrator or TMI Responsible Person.

I.	Compliance with Tax Requirements

The TMFE Plan Administrator or TMI Responsible Person may withhold and pay to the appropriate taxing authority all amounts required to be withheld pursuant to the Tax Code or any provision of any foreign, state or local tax law with respect to any payment or Distribution on account of Claims against TMI or TMFE. All such amounts withheld and paid to the appropriate taxing authority shall be treated as amounts distributed to such holders of the Claims against TMFE and TMI. The TMFE Plan Administrator and TMI Responsible Person shall be authorized to collect such tax information from the holders of Claims and Interests against TMFE (including social security numbers or other tax identification numbers) as it in its sole discretion deems necessary to effectuate the Plan. In order to receive Distributions under the Plan, all holders of Claims and Equity Interests against TMI or TMFE will need to identify themselves to the TMFE Plan Administrator and TMI Responsible Person (as applicable) and provide tax information and the specifics of their holdings, to the extent the TMI Responsible Person and TMFE Plan Administrator deems appropriate (including completing the appropriate Form W-8 or Form W-9, as applicable to each holder). The TMFE Plan Administrator and TMI Responsible Person may refuse to make a Distribution to any holder of a Claim or Equity Interest against TMI or TMFE that fails to furnish such information in a timely fashion, until such information is delivered; provided, however, that, upon the delivery of such information by a holder of a Claim or Equity Interest against TMI or TMFE, the TMFE Plan Administrator and TMI Responsible Person (as applicable) shall make such Distribution to which the holder of the Claim or Equity Interest against TMI or TMFE is entitled, without interest; and, provided further that, if the holder fails to comply with such a request within one (1) year, such Distribution shall be deemed an unclaimed Distribution, and, provided further that, if the TMFE Plan Administrator or TMI Responsible Person fails to withhold in respect of amounts received or distributable with respect to any such holder and such TMFE Plan Administrator or TMI Responsible Person is later held liable for the amount of such withholding, such holder shall reimburse such TMFE Plan Administrator or TMI Responsible Person for such liability.

J.	No Payments of Fractional Dollars

Notwithstanding any other provision of the Plan to the contrary, no payment of fractional dollars shall be made pursuant to the Plan. Whenever any payment of a fraction of a dollar under the Plan would otherwise be required, the actual Distribution made shall reflect a rounding down of such fraction to the nearest whole dollar.

K.	Interest on Claims

Except as specifically provided for in this Plan or the Confirmation Order or required by the Bankruptcy Code, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest on any Claim accruing on or after the Petition Date. Interest shall not accrue on any General Unsecured Claim that is a Disputed Claim in respect of the period from the Effective Date to the date a final Distribution is made thereon if and after that Disputed Claim becomes an Allowed Claim. Except as expressly provided herein or in a Final Order of the Bankruptcy Court, no prepetition Claim shall be Allowed to the extent that it is for postpetition interest or similar charges.

L.	No Distribution in Excess of Allowed Amount of Claim

Notwithstanding anything to the contrary contained in the Plan, no holder of an Allowed Claim shall receive in respect of that Claim any Distribution in excess of the Allowed amount of such Claim.

M.	Setoff and Recoupment

The TMFE Plan Administrator and TMI Responsible Person may setoff against, or recoup from, any Claim and the Distributions to be made pursuant to the Plan in respect thereof, any Claims or defenses of any nature whatsoever that any of the Debtors or the Estates may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtors or the Estates of any right of setoff or recoupment that any of them may have against the holder of any Claim. Any such setoffs or recoupments may be challenged in Bankruptcy Court or any other court with jurisdiction.

N.	De Minimis Distributions; Charitable Donation

Notwithstanding anything to the contrary therein, the TMFE Plan Administrator and the TMI Responsible Person shall not be required to make a Distribution to any Creditor if the dollar amount of the Distribution is less than $5 or otherwise so small that the cost of making that Distribution exceeds the dollar amount of such Distribution. On or about the time that the final Distribution is made, the TMFE Plan Administrator or the TMI Responsible Person may make a charitable donation with undistributed funds if, in the reasonable judgment of such TMFE Plan Administrator or the TMI Responsible Person, the cost of calculating and making the final Distribution of the remaining funds is excessive in relation to the benefits to the or holders of Claims or Equity Interests against TMI or TMFE who would otherwise be entitled to such Distributions, and such charitable donation is provided to an entity not otherwise related to the Debtors, the TMI Responsible Person or the TMFE Plan Administrator.

O.	United States Trustee Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the TMFE Plan Administrator and the TMI Responsible Person shall pay any and all such fees payable by TMFE and TMI, respectively, when due and payable, and shall file with the Bankruptcy Court quarterly reports for TMFE and TMI, respectively, in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of that particular Debtor’s case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

ARTICLE VI.

DISPUTED CLAIMS

A.	Disputed Claims Reserves

After the Effective Date, the Disputed Claims Reserve shall be managed by the TMI Responsible Person and TMFE Plan Administrator (as applicable) for the treatment of Disputed Claims and Disputed Equity Interests. On each Distribution date after the Effective Date in which any of the TMI Responsible Person and/or the TMFE Plan Administrator makes Cash Distributions to holders of Claims or Equity Interests against TMI or TMFE, the TMI Responsible Person and/or the TMFE Plan Administrator (as applicable) shall retain on account of Disputed Claims an amount the TMFE Plan Administrator or TMI Responsible Person (as applicable) estimates is necessary to fund the Pro Rata Share of such Distributions to holders of Disputed Claims if such Claims were Allowed. Cash retained on account of Disputed Claims shall be retained in the applicable Disputed Claims Reserve for the benefit of the holders of Disputed Claims pending a determination of their entitlement thereto under the terms of the Plan. If any Disputed Claim is disallowed or Allowed in an amount that is lower than the aggregate assets retained on account of such Disputed Claim, then the TMFE Plan Administrator or TMI Responsible Person (as applicable) shall within sixty (60) days after such disallowance or allowance return the assets that exceed the Allowed amount of such Claim to the TMI or the TMFE Estate (as applicable).

B.	Resolution of Disputed Claims

The TMFE Plan Administrator will adjudicate Claims asserted against TMFE in accordance with Cayman Islands Law and procedure. However, as the assets of TMFE are located in the United States, the TMFE Plan Administrator will then make Distributions in accordance with the provisions of this Plan and the United States Bankruptcy Code, including without limitation, provisions relating to priority of Distribution. Any appeals against the determination of the TMFE Plan Administrator shall be subject to the exclusive jurisdiction of the Cayman Court and any such appeals must be filed within twenty-one (21) days following notification by the TMFE Plan Administrator to such Creditor of its Claim adjudication. The costs of the TMFE Plan Administrator shall be paid from the Estate of TMFE.

The TMI Responsible Person shall have the right to make and file objections to Claims against and Equity Interests in TMI in the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, all Disputed Claims or Equity Interests against TMI shall be subject to the exclusive jurisdiction of the Bankruptcy Court. The costs of pursuing objections to Claims against and Equity Interest in TMI shall be paid from the TMI Assets.

C.	Objection Deadline

All objections to Disputed Claims against TMI or Disputed Equity Interests against TMI shall be filed no later than the Claims Objection Bar Date, unless otherwise ordered by the Bankruptcy Court and the Cayman Court after notice and a hearing.

D.	Estimation of Claims

At any time, TMI or the TMI Responsible Person may request that the Bankruptcy Court estimate any contingent or unliquidated Claim to the extent permitted by section 502(c) of the Bankruptcy Code regardless of whether TMI or the TMI Responsible Person have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall have jurisdiction to estimate any Claim at any time during litigation concerning any objection to such Claim, including during the pendency of any appeal relating to any such objection. If the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on the Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the Claim, TMI or the TMI Responsible Person may elect to pursue supplemental proceedings to object to the ultimate allowance of the Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

The TMFE Plan Administrator may estimate the value of any contingent, unliquidated or other Claim against TMFE which for any other reason does not bear a certain value regardless of whether TMFE has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The TMFE Plan Administrator may revise any estimate previously made, if the TMFE Plan Administrator reasonably believes such change is warranted as a result of a change in circumstances or to newly acquired information. Upon the TMFE Plan Administrator estimating a Claim, the TMFE Plan Administrator shall provide reasonable notification to the holder of the Claim and the holder of the Claim may appeal to the Cayman Court to dispute the estimate of the TMFE Plan Administrator. The TMFE Plan Administrator may also apply to the Cayman Court for directions with respect to any contingent or unliquidated Claims.

E.	No Distributions Pending Allowance

Notwithstanding any other provision in the Plan, if any portion of a Claim is disputed, no payment or Distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, Distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. Upon allowance, a holder of the Allowed Disputed Claim shall receive any Distributions that would have been made up to the date of allowance to such holder under the Plan had the Disputed Claim or Equity Interest been allowed on the Effective Date.

F.	Resolution of Claims

On and after the Effective Date, the TMFE Plan Administrator and the TMI Responsible Person shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims against the Estates of TMFE and TMI, respectively, and to compromise, settle, or otherwise resolve any Disputed Claims without approval of the Bankruptcy Court, other than with respect to Administrative Claims relating to compensation of professionals in accordance with the laws of the Cayman Islands (as applicable), provided, however, that the TMFE Plan Administrator shall require the approval of the Cayman Court to compromise any Claims.

ARTICLE VII.

TREATMENT OF EXECUTORY CONTRACTS

A.	Assumption or Rejection of Executory Contracts

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts that exist between the Debtors and any Person shall be deemed rejected by the Debtors as of immediately prior to the Confirmation Date, except for any executory contract (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court or the Cayman Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the assumption of such executory contract has been filed and served prior to the Confirmation Date, (iii) that is specifically designated as a contract to be assumed on Schedule 7.1 upon consent of the Equity Committee, which Schedule shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedule 7.1 to delete any executory contract therefrom, or no later than 20 days prior to the Confirmation Date, or add any executory contract, in which event such executory contract(s) shall be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors shall provide prompt notice of Schedule 7.1 and of any amendments to Schedule 7.1 to the parties to the executory contracts affected thereby. The listing of a document on Schedule 7.1 shall not constitute an admission by the Debtors that such document is an executory contract or that the Debtors have any liability thereunder.

B.	Approval of Assumption or Rejection of Executory Contracts

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date and subject to the Debtors’ right pursuant to Article VII.D. of the Plan to reject any executory contract that is subject to a dispute over a cure amount, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts assumed pursuant to Article VII.A. of the Plan, and (ii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts rejected pursuant to Article VII.A. of the Plan.

C.	Inclusiveness

Unless otherwise specified on Schedule 7.1, each executory contract listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract, without regard to whether such agreement, instrument or other document is listed on Schedule 7.1.

D.	Cure of Defaults

Except to the extent that different treatment has been agreed to by the non-Debtor party or parties to any executory contract to be assumed pursuant to Article VII.A of the Plan, the Debtors shall, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least twenty (20) days prior to the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts to be assumed pursuant to Article VII.A of the Plan, an Assumption Notice, which shall list the cure amount as to each executory contract to be assumed. The parties to such executory contracts to be assumed or assumed and assigned by the Debtors shall have twenty (20) days from the date of service of the Assumption Notice to file and serve any objection to assumption or the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court shall hear the objections at the Confirmation Hearing or on such other date as may be set by the Bankruptcy Court. Notwithstanding Article VII.A of the Plan, the Debtors shall retain their rights to reject any of their executory contracts that are subject to a dispute concerning amounts necessary to cure any defaults through the Confirmation Date.

E.	Claims Based on Rejection of Executory Contracts

Claims created by the rejection of executory contracts pursuant to Article VII.A herein, or the expiration or termination of any executory contract after the entry of the Confirmation Order, but prior to the Effective Date, must be filed with the Bankruptcy Court and served on the Debtors, the TMFE Plan Administrator and the TMI Responsible Person no later than thirty (30) days after service of notice of the Effective Date. Any Claims arising from the rejection of an executory contract pursuant to Article VII.A for which proofs of Claim against TMI are not timely filed within that time period will be forever barred from assertion against the Debtors, the TMI Estate, the TMI Responsible Person, the TMFE Plan Administrator, their successors and assigns, and their assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein and, in the case of Claims against TMFE, may be disallowed. All such Claims against TMI (and with respect to TMFE, such Claims against TMFE as are disallowed) shall, as of the Effective Date, be subject to the permanent injunction set forth in Article IX F herein. Unless otherwise ordered by the Bankruptcy Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims under the Plan and shall be subject to the provisions of Article III herein.

F.	Indemnification and Reimbursement

Subject to the occurrence of the Effective Date, all Allowed Claims against the Debtors for indemnification, defense, reimbursement, or limitation of liability of current or former directors, officers, or employees of the Debtors against any Claims, costs, liabilities or causes of action as provided in the Debtors’ articles of organization, certificates of incorporation, bylaws, other organizational documents, or applicable law, shall, to the extent such indemnification, defense, reimbursement, or limitation is owed in connection with one or more events or omissions occurring before the Petition Date, be (i) paid only to the extent of any applicable insurance coverage, and (ii) to the extent a proof of Claim has been timely filed and is Allowed, treated as Allowed General Unsecured Claims to the extent such Claims are not covered by any applicable insurance, including deductibles. Nothing contained herein shall affect the rights of directors, officers or employees under any insurance policy or coverage with respect to such Claims, costs, liabilities or Causes of Action or limit the rights of the Debtors, the TMI Responsible Person, the TMFE Plan Administrator or the Debtors’ Estates to object to, seek to subordinate or otherwise contest or challenge Claims or rights asserted by any current or former officer, director or employee of the Debtors pursuant to this Article VII.F. or otherwise. Notwithstanding any other order of the Bankruptcy Court or anything in this Plan to the contrary, a liquidated, non-contingent proof of Claim for indemnification, defense, reimbursement, or limitation of liability of directors, officers, or employees of the Debtors may be asserted against TMFE or TMI at any time prior to the dissolution of TMI or TMFE; provided, however, that such Claims shall be subject to the TMI Responsible Person or the TMFE Plan Administrator’s opportunity to object, contest, challenge, subordinate or dispute such Claims pursuant to the Plan.

G.	D&O Insurance Policies

No prepaid D&O Insurance Policy shall be cancelled, and the Debtors’ directors, officers and employees who have valid claims against the D&O Insurance Policies for indemnification, defense, reimbursement, or limitation of liability may be paid from the D&O Insurance Policies to the extent of the coverage provided by the D&O Insurance Policies. As such, and notwithstanding anything in the Plan to the contrary, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the D&O Insurance Policies, to the extent the contract providing for such is determined to be an executory contract, shall be deemed assumed by the Debtors.

H.	Certain Insurance Policy Matters

Nothing in the Disclosure Statement, the Plan, the Confirmation Order, any exhibit to the Plan or any other Plan document (including any provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing in any respect the legal, equitable or contractual rights and defenses, if any, of the insureds, the Debtors or any insurer with respect to any insurance policies or related agreements. The rights and obligations of the insureds, the Debtors, the TMFE Plan Administrator, the TMI Responsible Person and insurers shall be determined under the insurance policies or related agreements, including all terms, conditions, limitations and exclusions thereof, which shall remain in full force and effect, and under applicable non-bankruptcy law. Nothing in the Disclosure Statement, the Plan, the Confirmation Order, any exhibit to the Plan or any other Plan document (including any provision that purports to be preemptory or supervening), shall in any way (i) limit a Debtor, the TMFE Plan Administrator, the TMI Responsible Person or their assignees from asserting a right or claim to the proceeds of any insurance policy that insures any such Debtor, was issued to any such Debtor or was transferred to the TMI Responsible Person or the TMFE Plan Administrator by operation of the Plan, nor (ii) limit any right of any other party to challenge such right or claim.

ARTICLE VIII.

CONDITIONS PRECEDENT

A.	Conditions Precedent To The Confirmation Date

The following are conditions precedent to the Confirmation Date that must be satisfied or waived:

1. The aggregate amount of Allowed Claims in Class 2.A. is not in excess of $16,800,000 (or the amount as adjusted upward to account for the Stipulated Additional Allowed Claims). Notwithstanding anything to the contrary herein, in the event that the aggregate amount of Allowed Claims in Class 2.A. is in excess of $16,800,000 (or the amount as adjusted upward to account for the Stipulated Additional Allowed Claims) and such condition to confirmation of the Plan is not waived or otherwise satisfied, the Debtors, Creditors’ Committee and Cayman Liquidators may continue to support an alternative plan of liquidation on terms and conditions comparable to the Plan, and the Equity Committee shall reserve all rights to object to the alternative plan of liquidation.

2. The IRS Claim shall be resolved for no greater than $500,000 in Cash.

3. The Confirmation Date shall be not later than December 15, 2012.

4. The Confirmation Order shall be in form and substance reasonably satisfactory to the Debtors, the Creditors Committee, the Equity Committee and NXP.

B.	Conditions Precedent To The Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1. The Effective Date shall be not later than December 31, 2012.

2. The Bankruptcy Court shall have entered the Confirmation Order.

3. The Confirmation Order has become a Final Order, which such Confirmation Order shall contain full standard and customary releases provided by both TMI and TMFE as allowed by law.

4. The Confirmation Order shall be in full force and effect.

5. The approval of the New Joint Protocol by the Bankruptcy Court and the Cayman Court.

6. The appointment of the TMI Responsible Person and the TMFE Plan Administrator shall have been confirmed by order of the Bankruptcy Court.

7. All agreements and instruments that are exhibits to the Plan shall be in a form reasonably acceptable to the Debtors, the Creditors Committee and the Equity Committee and NXP, and have been duly executed and delivered; provided, however, that no party to any such agreements and instruments may unreasonably withhold its execution and delivery of such documents to prevent this condition precedent from occurring.

C.	Waiver

Notwithstanding the foregoing conditions in Article VIII.A and B, the Debtors, with the written consent of the Equity Committee and the Creditors Committee and NXP, reserve, in their sole discretion, the right to waive the occurrence of any condition precedent or to modify any of the foregoing conditions precedent. Any such written waiver of a condition precedent set forth in this Article may be effected at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than the written consent of the Equity Committee and the Creditors Committee and proceeding to consummate the Plan. Any actions required to be taken on the Effective Date or Confirmation Date (as applicable) shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.

ARTICLE IX.

INDEMNIFICATION, RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.	Compromise and Settlement

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable and in the best interests of the Debtors, the Estates and holders of Claims and Equity Interests.

B.	Releases

1. Releases by the Debtors. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Released Parties, each of the Debtors shall be deemed to have provided a full and complete release to the Released Parties (and each such Released Party so released shall be deemed released by the Debtors, from any and all Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies and liabilities whatsoever, whether accrued or unaccrued, whether known or unknown, foreseen or unforeseen, existing before the Effective Date, as of the Effective Date or arising thereafter, in law, at equity, whether for tort, contract, violations of statutes (including but not limited to the federal or state securities laws), or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors would have been legally entitled to assert or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates, and which shall include any Intercompany Claims and further including those in any way related to the Chapter 11 Cases or the Plan; provided, however, that the provisions of Article IX.B.1 of the Plan shall not release or otherwise affect any objection that has been or may be filed against any Claim asserted by a Released Party (except for any Claim asserted by NXP related to its Equity Interests); provided further, that the foregoing provisions of this Article IX.B.1 shall not operate to waive or release any Causes of Action of the Debtors against their non-Debtor subsidiaries; provided further, that the foregoing provisions of Article IX.B.1 of the Plan shall not operate to waive or release any Causes of Action accrued by the Debtors in the ordinary course of business against holders of General Unsecured Claims (other than NXP). For the avoidance of doubt, to the extent a Debtor is being released pursuant to the foregoing, such release of TMI shall be from TMFE and such release of TMFE shall be from TMI.

2. Releases by Holders of Claims and Equity Interests. Except as otherwise provided in Article IX.B of the Plan, each Person, other than either of the Debtors, who votes to accept the Plan and therefore affirmatively grant such release, shall be deemed to forever release and waive the Released Parties, all of the Debtors’ Professionals and Representatives, the Committees and each of their respective members and current and former Representatives and Professionals, the JPLs and the Cayman Liquidators of and from any and all Claims and Causes of Action relating to the Debtors, their subsidiaries or their Representatives existing as of the Effective Date or thereafter arising from any act, omission, event, or other occurrence that occurred on or prior to the Effective Date, whether direct, derivative, accrued or unaccrued, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, in law, equity or otherwise, provided, however that the foregoing provisions of this Article IX.B.2 shall not operate to waive, extinguish or release any Intercompany Claims. On the Effective Date, each of NXP’s David Kerko’s and Richard Clemmer’s respective obligations under the 2004 Orders shall be deemed completely and finally satisfied and released.

3. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases set forth in this Article IX.B pursuant to Bankruptcy Rule 9019 and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action released by this Plan; (b) in the best interests of the Debtors and all holders of Claims and Equity Interests; (c) fair, equitable and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors or Released Parties asserting any Claim or Cause of Action thereby released.

C.	Exculpation

Notwithstanding anything contained in the Plan to the contrary, the Exculpated Parties shall neither have nor incur any liability relating to these Bankruptcy Cases to any Entity for any and all Claims and Causes of Action arising after the Petition Date and through the Effective Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, the Disclosure Statement, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other postpetition act taken or omitted to be taken in connection with the Chapter 11 Cases; provided, however, that the foregoing provisions of this Article IX.C shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, that the foregoing provisions of this Article IX.C shall not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or any defenses thereto.

D.	Withdrawal and Release of Certain Claims

Upon the Effective Date, the following Claims shall be deemed withdrawn with prejudice: (a) Claim No. 135 filed by NXP against TMFE, received by the Debtors’ claims agent on July 12, 2012, in the amount of $270,500.00; (b) Claim No. 138 filed by NXP against TMI, received by the Debtors’ claims agent on July 12, 2012, in the amount of $2,408,348.47; (c) Claim No. 136 filed by David Kerko against TMI, received by the Debtors’ claims agent on July 12, 2012 and (d) Claim No. 154, filed by Richard Clemmer against TMI and received by the Debtors’ claims agent on July 13, 2012.

Immediately following the occurrence of the Effective Date, the following Claims shall be deemed Allowed in the amount of $0.00: (a) Claim No. 96 filed by Trident Microsystems (Haifa) Ltd. against TMFE and received by the Debtors’ claims agent on July 5, 2012, in the amount of $696,953.49; (b) Claim No. 132 filed by Trident Multimedia Technologies (Shanghai) Co. Ltd. against TMI and received by the Debtors’ claims agent on July 12, 2012, in the amount of $18,685.00; (c) Claim No. 144 filed by Trident Multimedia Technologies (Shanghai) Co. Ltd. against TMFE, in the amount of $17,826,300.00; (d) Claim No. 145 filed by Trident Microsystems (Nederland) B.V. against TMI and received by the Debtors’ claims agent on July 12, 2012, in the amount of $6,506.00; (e) Claim No. 146 filed by Trident Microsystems (Nederland) B.V. France Branch against TMFE and received by the Debtors’ claims agent on July 12, 2012, in the amount of $39,795.00; (f) Claim No. 147 filed by Trident Digital Systems

(UK) Limited and received by the Debtors’ claims agent on July 12, 2012, in the amount of $3,477,851.00; (g) Claim No. 150 filed by Trident Microsystems (Beijing) Co. Ltd. against TMFE and received by the Debtors’ claims agent on July 12, 2012, in the amount of $62,091.00; (h) Claim No. 151 filed by Trident Microsystems (Taiwan), Ltd. against TMFE and received by the Debtors’ claims agent on July 12, 2012, in the amount of $42,922.00; and (i) Claim No. 152 filed by Trident Microsystems India Pvt. Limited against TMFE and received by the Debtors’ claims agent on July 12, 2012, in the amount of $1,084,016.00. Notwithstanding anything in Bankruptcy Rule 3006 to the contrary, the deemed allowance of such Claims shall not act to withdraw any respective timely acceptances or rejections of the Plan by the foregoing claimants.

E.	Preservation of Causes of Action

1. Vesting of Causes of Action

(a) Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that TMI or its Estate may hold against any Entity shall remain with TMI on and after the Effective Date.

(b) Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the TMI Responsible Person shall have the exclusive right to institute, prosecute, abandon, settle or compromise any Causes of Action that were held by TMI or its Estate, in its sole discretion and without further order of the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases.

(c) For the avoidance of doubt, any Causes of Action that TMFE or its Estate may hold against any Entity shall remain with TMFE on and after the Effective Date.

(d) Notwithstanding anything to the contrary herein, on or before the Effective Date, any objection against Class 2.B Claims asserted by the Creditors Committee, whether in the form of a Claims objection or an adversary proceeding, shall be dismissed with prejudice.

2. Preservation of All Causes of Action Not Expressly Settled or Released

(a) Unless a Cause of Action against a holder or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order), the Debtors and/or their Estates expressly reserve such Cause of Action for later adjudication or administration by the TMI Responsible Person and the TMFE Plan Administrator (as applicable) (including, without limitation, Causes of Action not specifically identified or described in the Plan or elsewhere or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel

(judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Disclosure Statement, Plan or Confirmation Order, except where such Causes of Action have been released in the Plan (including, without limitation, and for the avoidance of doubt, the releases contained in Article IX.B.1) or any other Final Order (including the Confirmation Order). In addition, the Debtors and their Estates expressly reserve the right of the TMI Responsible Person and the TMFE Plan Administrator (as applicable) to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

(b) Subject to the immediately preceding paragraph, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that any such obligation, transfer, or transaction may be reviewed by the TMI Responsible Person or the TMFE Plan Administrator (as applicable) subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether: (i) such Entity has filed a proof of claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors have objected to any such Entity’s proof of claim; (iii) any such Entity’s Claim was included in the Schedules; (iv) the Debtors have objected to any such Entity’s scheduled Claim; or (v) any such Entity’s scheduled Claim has been identified by the Debtors as disputed, contingent or unliquidated.

F.	Injunction

1. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

2. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, the Debtors in Possession, the Estates, their successors and assigns and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, solely to the extent that (a) such Claims have been released pursuant to this Plan or the Confirmation Order or (b) such Claims, actions or assertions of Liens relate to property that will be distributed pursuant to this Plan or the Confirmation Order.

3. The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests against the Debtors or any of their assets or properties solely to the extent that (a) such Claims or Equity Interests have been released pursuant to this Plan or the Confirmation Order or (b) such Claims, Equity Interests, actions or assertions of Liens relate to property that will be distributed pursuant to this Plan or the Confirmation Order. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.

4. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released pursuant to the Plan or Confirmation Order, from:

(a) commencing or continuing in any manner any action or other proceeding of any kind against any Debtor, their successors and assigns and their assets and properties;

(b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor, their successors and assigns and their assets and properties;

(c) creating, perfecting or enforcing any encumbrance of any kind against any Debtor or the property or estate of any Debtor;

(d) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.

G.	Releases of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against property of the Estates distributed under the Plan shall be fully released and discharged and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interest shall revert to the Debtors.

ARTICLE X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest against TMI, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests, provided, however, Disputed Claims against TMFE shall be subject to the jurisdiction of to the Cayman Court in accordance with Articles IV and VI herein;

2. grant, deny or otherwise resolve any and all applications of professionals or Persons retained in the Chapter 11 Cases by the Debtors or the Committees for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

3. resolve any matters related to the assumption, assignment or rejection of any executory contract to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

4. ensure that Distributions to holders of Allowed Claims and Equity Interests are accomplished pursuant to the provisions of the Plan;

5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the TMFE Plan Administrator and/or the TMI Responsible Person after the Effective Date, including with respect to any rights related to certain contractual rights of payment from Innovus Prime LLC or its affiliates related to intellectual property disputes or litigation, provided, however, that the Debtors and their Estates and, following the Effective Date, the TMI Responsible Person and the TMFE Plan Administrator, shall reserve the right to commence actions in all appropriate jurisdictions;

6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan or the Disclosure Statement;

7. resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

8. issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;

9. enforce Article IX.A, Article IX.B, Article IX.C and Article IX.D hereof;

10. enforce the Injunction set forth in Article IX.F hereof;

11. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article IX herein, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;

12. enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

13. resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; and

14. enter an order and/or the decree contemplated in Federal Rule of Bankruptcy Procedure 3022 concluding the Chapter 11 Cases.

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Cayman Court shall, after the Effective Date, retain such jurisdiction over TMFE with respect to all matters related to the Cayman Proceeding, TMFE, the assets of TMFE and the Plan as is legally permissible and in accordance with this Plan, the Joint Protocol and the New Joint Protocol, including, without limitation, approval of the expenses of the TMFE Plan Administrator pursuant to the Plan.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

A.	Modification of Plan

Subject to the limitations contained in the Plan: (1) the Debtors, with the consent of the Equity Committee, the Creditors Committee and NXP, reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; provided, however, that any pre-Confirmation amendments shall not materially or adversely affect the interests, rights or treatment of any Allowed Claims or Equity Interests under the Plan; and (2) after the entry of the Confirmation Order, the Debtors, the TMFE Plan Administrator or the TMI Responsible Person may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

B.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order, and to file subsequent chapter 11 plans, with the consent of the Creditors Committee, the Equity Committee and NXP. If the Debtors revoke or withdraw the Plan or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.

C.	Binding Effect

On the Effective Date, the provisions of the Plan shall bind any holder of a Claim against, or Interest in, a Debtor and such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a Distribution under the Plan.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

E.	Governing Law

Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, unless otherwise stated, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware without giving effect to the principles of conflict of laws thereof.

F.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the holders of Claims or Equity Interests or other parties-in-interest; or (2) any holder of a Claim or other party-in-interest prior to the Effective Date.

G.	Article 1146 Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.

H.	Section 1125(e) Good Faith Compliance

Confirmation of the Plan shall act as a finding by the Court that the Debtors and each of their respective Representatives have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

I.	Further Assurances

The Debtors, the TMFE Plan Administrator, the TMI Responsible Person, all holders of Claims and Equity Interests receiving Distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.

J.	Service of Documents

Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors shall be sent by first class U.S. mail, postage prepaid as follows:

To the Debtors:	Trident Microsystems, Inc. 5201 Great America Parkway, Suite 320 Santa Clara, CA 95054 Attn.: David L. Teichmann

with a copy to:

DLA Piper, LLP (US)

203 N. LaSalle Street, Suite 1900

Chicago, Illinois 60601

Attn: Richard A. Chesley

Kimberly D. Newmarch

Chun I. Jang

and

DLA Piper, LLP (US)

919 North Market Street, Suite 1500

Wilmington, Delaware 19801

Attn: Stuart M. Brown

K.	Filing of Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

L.	No Stay of Confirmation Order

The Debtors shall request that the Court waive stay of enforcement of the Confirmation Order otherwise applicable, including pursuant to Federal Rules of Bankruptcy Procedure 3020(e), 6004(h) and 7062.

[remainder of page intentionally left blank]

Dated: December 10, 2012 Wilmington, Delaware
Trident Microsystems, Inc.

	By:	/s/ Andrew Hinkelman
Name: Andrew Hinkelman
Title: Chief Restructuring Officer

Trident Microsystems (Far East) Ltd.

	By:	/s/ Gordon MacRae
Name: Gordon MacRae
Title: Joint Official Liquidator

SCHEDULE 1 – MEMC PATENTS

Schedule 7.1

Executory Contracts to be Assumed

(None)